Consent of Independent Registered Public Accounting Firm

The Board of Directors
LCI Industries:

We consent to the incorporation by reference in the registration statement (No. 333‑225177, 333-91174, 333-141276, 333-152873, 333-161242, 333-181272, and 333-201336) on Form S-8 of LCI Industries of our report dated February 27, 2019, with respect to the consolidated balance sheets of LCI Industries and subsidiaries as of December 31, 2018 and 2017, and the related consolidated statements of income, comprehensive income, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2018, and the related notes (collectively, the “consolidated financial statements”), and the effectiveness of internal control over financial reporting as of December 31, 2018, which report appears in the December 31, 2018 annual report on Form 10‑K of LCI Industries and subsidiaries.

Our report dated February 27, 2019, on the effectiveness of internal control over financial reporting as of December 31, 2018, contains an explanatory paragraph that states the Company acquired Taylor Made Group, LLC (“Taylor Made”), Hehr International Inc. (“Hehr”), ST.LA. S.r.l. (“STLA”), and Smoker Craft Inc. (“Smoker Craft”) during 2018, and management excluded from its assessment of the effectiveness of the Company’s internal control over financial reporting as of December 31, 2018, the acquired companies’ internal control over financial reporting associated with total assets of $190.5 million and total revenues of $211.2 million included in the consolidated financial statements of the Company as of and for the year ended December 31, 2018. Our audit of internal control over financial reporting of the Company also excluded an evaluation of the internal control over financial reporting of Taylor Made, Hehr, STLA, and Smoker Craft.

/s/ KPMG LLP

Chicago, Illinois
February 27, 2019